Principal Global Investors, LLC 711 High Street, Des Moines, Iowa 50392
April 12, 2024

State Street and Trust Company
1 Iron Street
Boston, MA 02210
Attention: Geoff Brainard

Re:    Notice of Termination of Principal U.S. Large-Cap Adaptive Multi-Factor ETF, Principal U.S. Small-Cap Adaptive Multi-Factor ETF, Principal International Adaptive Multi-Factor ETF, Principal Millennial Global Growth ETF as a Portfolios under the Accounting Services Agreement

Geoff:

In accordance with Section 11 of the Transfer Agency and Service Agreement dated as of May 21, 2015 by and between State Street Bank and Trust company (“State Street”) and Principal Exchange-Traded Funds (“Principal”) (as amended, modified, or supplemented from time to time, the “Transfer Agency Agreement”), the ETF is hereby terminated as a Portfolio under the Transfer Agency Agreement effective as of October 20, 2023 (the “Termination”). Any capitalized term used but not defined herein shall have the meaning given to it in the Transfer Agency Agreement.

The parties hereto hereby agree to waive the 60-day notice requirement with respect to termination contained in Section 11 of the Transfer Agency Agreement.

The parties further agree that as intended therein, Section 11 and Section 15.6 shall survive the termination of the Transfer Agency Agreement (it being understood that Section 15.6 states that if any provision or provisions of the Transfer Agency Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be in any way affected or impaired).

The ETF agrees that any compensation owed to State Street for or with respect to services performed on or before the Termination shall be paid in accordance with the Transfer Agency Agreement and the applicable fee schedule.

This letter may be signed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same document. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

Please indicate your acceptance of the foregoing by executing this letter agreement below.

Schedule A to Transfer Agency Agreement is hereby attached to reflect this list of current Portfolios.
[SIGNATURE PAGE FOLLOWS]

Sincerely,

PRINCIPAL EXCHANGE-TRADED FUNDS

By:	/s/ Adam Shaikh
Name:	Adam Shaikh
Title:	Vice President, Assistant General Counsel, Assistant Secretary

Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY

By:	/s/ David Whelan
Name:	David Whelan
Title:	Managing Director

SCHEDULE A

LIST OF PORTFOLIOS

Principal Active High Yield ETF
Principal Focused Blue Chip ETF
Principal Healthcare Innovators ETF
Principal Investment Grade Corporate Active ETF
Principal Quality ETF
Principal Real Estate Active Opportunities ETF
Principal Spectrum Preferred Securities Active ETF
Principal Spectrum Tax-Advantaged Dividend Active ETF
Principal U.S. Mega-Cap ETF
Principal U.S. Small-Cap ETF (f/k/a Principal U.S. Small-Cap Multi-Factor ETF)*
Principal Value ETF

*Name changed: June 30, 2023